EXHIBIT 21

LIST OF SUBSIDIARIES OF TRIPLE-S MANAGEMENT CORPORATION (“TSM”) *

•	Triple-S Salud, Inc. (“TSS”), a wholly-owned subsidiary of TSM.
•	Socios Mayores en Salud Holdings, Inc. (“SMSH”), a wholly-owned subsidiary of TSS. **
•	Triple-S Advantage Solutions, Inc. (“TSAS”), a wholly-owned subsidiary of SMSH. **
•	American Health, Inc. (“AHI”), a wholly-owned subsidiary of TSAS. **

•	Triple-S Vida, Inc., a wholly-owned subsidiary of TSM.

•	Triple-S Propiedad, Inc., a wholly-owned subsidiary of TSM.

All of these subsidiaries are incorporated under the laws of the Commonwealth of Puerto Rico, except for SMSH, which is a Delaware corporation.

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Triple-S Management Corporation are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

**	SMSH, TSAS and AHI are collectively known as American Health or AH throughout our Annual Report on Form-10-K.